RITA Medical Systems Announces Launch of New IntelliFlow Pump
November 30, 2004 08:55:00 AM ET

Peristaltic Pump Features Automated Operation with Starburst(TM) Xli

Enhanced Infusion Radiofrequency Ablation Probe and RITA 1500X Generator

RITA Medical Systems, Inc. RITA today announced the launch of the IntelliFlow(R) pump for use with the Starburst family of infusion radiofrequency ablation (RFA) probes and model 1500X radiofrequency (RF) generator. The new IntelliFlow pump is part of RITA's radiofrequency ablation system which is a minimally invasive treatment option for cancer patients with unresectable (inoperable) tumors. The FDA-cleared IntelliFlow pump replaces the company's previous original equipment manufacture syringe infusion pump offering and is currently being delivered to customers.

Joseph DeVivo, President and CEO of RITA Medical Systems, commented, "We believe the new pump is a significant improvement over prior products offered by the company to support infusion enhanced ablations. We believe the improved ease of use will make it easier for our sales force to convert more of our customers to the Xli-enhanced infusion ablation disposable probe." Mr. DeVivo continued, "We believe that the IntelliFlow pump brings the RITA RFA system to a new level of sophistication unmatched by any other manufacturer."

The new IntelliFlow pump was designed by RITA to improve overall ease of use by physicians during infusion enhanced ablation procedures. The company offers saline infusion to physicians who need to make large ablations with reduced treatment times.

The Intelliflow system features pre-attached tubing that allows easier set up for infusion procedures. The pump has been integrated with the model 1500X Generator and is designed to require minimal user set-up and little or no operational intervention during infusion enhanced RFA procedures.

The "on/off" operation of the Intelliflow system is designed to streamline the automatic operation of saline infusion during procedures and to reduce the need for monitoring of pump function. Automated infusion and power settings are controlled by new proprietary software settings incorporated in the RITA model 1500X RF Generator. The peristaltic pump uses a single flow source from a standard saline bag, which is intended to eliminate the need for multiple syringe infusion sources during procedures.

About RITA Medical Systems, Inc.

RITA Medical Systems develops manufactures and markets innovative products for cancer patients including radiofrequency ablation (RFA) systems for treating cancerous tumors as well as percutaneous vascular and spinal access systems. The Company's oncology product lines include implantable ports, some of which feature its proprietary Vortex(R) technology; tunneled central venous catheters; safety infusion sets and peripherally inserted central catheters used primarily in cancer treatment protocols. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. In March 2000, RITA became the first RFA Company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone.

The statements in this news release related to the performance of the IntelliFlow pump, its impact on sales of the Starburst system and the technological achievements of the IntelliFlow pump are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company's filings with the Securities and Exchange Commission.

Contact Information: Allen & Caron Inc.
Jill Bertotti, 949-474-4300 (investors) jill@allencaron.com
or SurfMedia Communications
Juliana Minsky, 805-962-3700 (media)
jm@surfmedia.com
or

RITA Medical Systems, Inc. Don Stewart, Chief Financial Officer Stephen Pedroff, V.P. Marketing Communications 650-314-3400 dstewart@ritamed.com spedroff@ritamed.com

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